REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of  Manning & Napier Insurance Fund, Inc.:

     Manning & Napier Bond Portfolio
     Manning & Napier Equity Portfolio
     Manning & Napier Small Cap Portfolio
     Manning & Napier Moderate Growth Portfolio
     Manning & Napier Growth Portfolio
     Manning & Napier Maximum Horizon Portfolio


In planning and performing our audits of the financial statements and financial highlights of the above referenced series of Manning & Napier
Insurance Fund, Inc. for the period November 1, 1996 (commencement of operations) through December 31, 1996 we considered their internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N_SAR, not to provide assurance on the internal control structure.

The management of Manning & Napier Insurance Fund, Inc. is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.


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Our  consideration  of  the  internal  control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses, as defined above, as of December 31, 1996.

This  report  is  intended solely for the information and use of management of
Manning  &  Napier    Insurance  Fund,  Inc.  and  the Securities and Exchange
Commission.



                                                   /S/Coopers & Lybrand L.L.P.


Boston, Massachusetts
January 23, 1997